                                                                      Exhibit 23

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Arch Chemicals, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-71721 and 333-54098) on Form S-8 of Arch Chemicals, Inc. of our reports dated March 14, 2005, with respect to the consolidated balance sheets of Arch Chemicals, Inc. and its subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, such report as permitted by the U.S. Securities and Exchange Commission, excludes the former Avecia entities acquired by the Company in 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Arch Chemicals, Inc.


Stamford, CT
March 14, 2005